CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of our report dated September 19, 2017, relating to the financial statement of USQ Core Real Estate Fund as of September 18, 2017, and to the references to our firm under the headings "Counsel, Independent Registered Public Accounting Firm and Service Providers" in the Preliminary Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
September 19, 2017